Exhibit 23.1

Carl Pollastro

Sr. Vice President

Engineering/International

CONSENT OF NORWEST CORPORATION

June 18, 2015

To whom it may concern:

Subject:         Bowie Resource Partners LP

Dear Madam or Sir:

Norwest Corporation is an independent geologic and mining consultancy engaged in mineral resource analysis and mine planning since 1979. We consent to the inclusion in this Registration Statement on Form S-1, and the related prospectus, of references to our name and information from our report as of June 18, 2015 relating to certain Proven and Probable coal reserves of Bowie Resource Partners LP.

Yours Sincerely,

/s/ Carl Pollastro
Carl Pollastro
Sr. Vice President
Engineering/International

136 East South Temple, 12th Floor • Salt Lake City, Utah 84111 USA • Tel 801.539.0044 • USA 800.266.6351 • Fax 801.539.0055 • www.norwestcorp.com

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